FOR IMMEDIATE RELEASE
FRIDAY, MAY 23, 2008

HURCO REPORTS STRONG SECOND QUARTER RESULTS – SALES UP 37% AND ORDERS UP 22%.

INDIANAPOLIS, INDIANA, — May 23, 2008, Hurco Companies, Inc., (Nasdaq, Global Select Market: HURC) today reported for its second quarter ended April 30, 2008, net income of $5,467,000, or $.85 per share, a 17% increase over the $4,680,000, or $.73 per share, reported for the corresponding period in fiscal 2007.  For the first six months of fiscal 2008, Hurco reported net income of $13,272,000, or $2.06 per share, a 32% increase over the $10,075,000, or $1.57 per share, reported for the corresponding period in fiscal 2007.

Sales and service fees for the second quarter of fiscal 2008 totaled $58,285,000, an increase of $15,791,000, or 37%, over the second quarter of fiscal 2007.  Approximately $5,252,000, or 12%, of the year-over-year increase reflects the effect of a weaker U.S. dollar when translating foreign sales to U.S. dollars for financial reporting purposes.  Sales and service fees for the six months ended April 30, 2008, totaled $119,208,000, an increase of $29,836,000, or 33%, over the corresponding period in 2007.

The following table sets forth net sales and service fees by geographic region for the second quarter of fiscal 2008 and 2007:

Net Sales and Service Fees by Geographic Region

	Three Months Ended April 30,
	2008	2007	% Change
North America	$ 11,706	$ 11,581	1%
Europe	42,653	28,694	49%
Asia Pacific	3,926	2,219	77%
Total	$ 58,285	$ 42,494	37%

Growth was primarily driven by strong demand in existing European markets and expansion into Eastern European markets.  Growth in the Asia Pacific region was primarily due to targeted penetration into new markets.  The effect of a weaker U.S. dollar when translating fiscal 2008 foreign sales into U.S. dollars for financial reporting purposes had a favorable impact of approximately 17% in Europe and 14% in the Asia Pacific market.  Sales in North America reflected continued market softness.

New order bookings in the second quarter of fiscal 2008 were $58,892,000, an increase of $10,439,000, or 22%, over the prior year period.  European orders increased $10,921,000, or 33%, while North American and Asia Pacific orders decreased $357,000, or 3%, and $125,000, or 3%, respectively.  For the six months ended April 30, 2008, new orders totaled $120,039,000, an increase of $24,491,000, or 26%, over the corresponding period in 2007.

Hurco’s gross margin for the second quarter of fiscal 2008 was 35%, compared to 39% for the 2007 period.  The reduction in gross margin was primarily attributable to competitive pricing pressure and increased product costs.  Selling, general and administrative expenses were $11,676,000 for the second quarter of fiscal 2008, an increase of $2,271,000 over the 2007 period, reflecting greater expenditures for sales, product development and market expansion.  The increase also reflected the unfavorable effect of a weaker U.S. dollar during the 2008 period when translating foreign operating expenses for financial reporting purposes.

Cash increased by $4,433,000 for the second quarter to $25,609,000 primarily due to sales of short-term investments in auction rate securities.  Inventory increased by $4,906,000 for the second quarter to $68,735,000 primarily due to the effect of a weaker U.S. dollar when translating foreign inventory for financial reporting purposes. The increase also reflects higher levels of inventory at the company’s manufacturing facilities to support growth in product demand and the forthcoming launch of new products.

“While there is no denying the economic pressure being felt in many markets, Hurco is fortunate that the strategic plan we have continued to implement during the past seven years allows the company to endure these cycles,” said Chief Executive Officer Michael Doar.  “Our financial position is such that we are able to execute our new product plan and targeted market expansion as scheduled.  We opened a second manufacturing plant at Hurco Manufacturing Limited and we’re finalizing an unprecedented number of new product introductions.  Of note is our entry into the large machining center category and expansion of our 5-axis lines and multi-tasking machines.  The 5-axis machining centers and multi-tasking machines are in demand as customers worldwide require increased productivity to remain competitive.  All of these machines will be part of the biggest new product introduction in the company’s 40-year history, which will be held at the International Manufacturing Technology Show in September,” said Doar.

Hurco Companies, Inc. is an industrial technology company that designs and produces interactive computer controls, software and computerized machine tools for the worldwide metal cutting and metal forming industry.  The end market for the Company's products consists primarily of independent job shops and short-run manufacturing operations within large corporations in industries such as the aerospace, defense, medical equipment, energy, transportation and computer equipment.  The Company is based in Indianapolis, Indiana, and has sales, application engineering and service subsidiaries in High Wycombe, England; Munich, Germany; Paris, France; Milan, Italy; Shanghai, China; Chennai, India; Mississauga, Canada; and Singapore, along with manufacturing operations in Taiwan and China.  Products are sold through independent agents and distributors in North America, Europe and Asia.  The Company also has direct sales forces in the United Kingdom, Germany, France, Italy, Canada, and Asia.
Web Site:  www.hurco.com

This news release contains forward-looking statements which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  These factors include, among others, changes in general economic and business conditions that affect demand for computerized machine systems, computer numerical control systems and software products, changes in manufacturing markets, innovations by competitors, our ability to protect our intellectual property, fluctuations in exchange rates, fluctuations in prices of raw materials, changes in market demands, quality and delivery performance by our contract manufacturers and governmental actions and initiatives including import and export restrictions and tariffs.

Contact: John G. Oblazney
  Vice President & Chief Financial Officer
  317-293-5309

Hurco Companies, Inc.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per-share data)

	Three Months Ended April 30,		Six Months Ended April 30,

	2008	2007	2008	2007
	(unaudited)		(unaudited)
Sales and service fees	$58,285	$42,494	$119,208	$89,372

Cost of sales and service	37,954	26,145	74,020	55,700
Gross profit	20,331	16,349	45,188	33,672

Selling, general and administrative expenses	11,676	9,405	24,052	18,655
Operating income	8,655	6,944	21,136	15,017

Interest expense	10	71	21	154

Interest Income	133	196	282	389

Investment Income	119	57	291	78

Other (income) expense, net	376	(318)	840	(506)

Income before taxes	8,521	7,444	20,848	15,836

Provision for income taxes	3,054	2,764	7,576	5,761

Net income	$5,467	$4,680	$13,272	$10,075

Earnings per common share

Basic	$0.85	$0.73	$2.07	$1.58
Diluted	$0.85	$0.73	$2.06	$1.57

Weighted average common shares outstanding
Basic	6,410	6,373	6,410	6,373
Diluted	6,444	6,431	6,442	6,427

OTHER CONSOLIDATED FINANCIAL DATA	Three Months Ended April 30,		Six Months Ended April 30,

Operating Data:	2008	2007	2008	2007
	(unaudited)		(unaudited)
Gross margin	34.9%	38.5%	37.9%	37.7%

SG&A expense as a percentage of sales	20.0%	22.1%	20.2%	20.9%

Operating income as a percentage of sales	14.8%	16.3%	17.7%	16.8%

Pre-tax income as a percentage of sales	14.6%	17.5%	17.5%	17.7%

Effective Tax Rate	35.8%	37.1%	36.3%	36.4%

Depreciation	730	396	1,413	787

Capital expenditures	767	984	1,914	1,642

Balance Sheet Data:	4/30/2008	4/30/2007

Working capital (excluding short term debt)	$85,233	$61,938

Days sales outstanding	43	45

Inventory turns	2.0	2.5

Capitalization
Total debt	$-	$-
Shareholders' equity	112,563	86,199
Total	$112,563	$86,199

HURCO COMPANIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands, except per-share data)

	April 30,	October 31,
	2008	2007
	(unaudited)	(audited)
ASSETS

Current assets:
Cash and cash equivalents	$25,609	$29,760
Short-term investments	3,650	10,000
Accounts receivable, net	35,741	25,645
Inventories, net	68,735	61,121
Deferred tax assets, net	8,810	8,258
Other	5,960	4,481
Total current assets	148,505	139,265

Property and equipment:
Land	776	776
Building	7,135	7,135
Machinery and equipment	14,643	13,629
Leasehold improvements	1,668	1,473
	24,222	23,013
Less accumulated depreciation and amortization	(11,606)	(11,617)
	12,616	11,396

Non-current assets:
Software development costs, less amortization	5,542	5,960
Long-term investments	4,774	-
Other assets	7,284	7,160
	$178,721	$163,781

LIABILITIES AND SHAREHOLDER'S EQUITY

Current liabilities:
Accounts payable	$36,750	$35,486
Accrued expenses	26,522	27,729
Total current liabilities	63,272	63,215

Non-current liabilities:
Deferred tax liability, net	1,886	1,956
Deferred credits and other obligations	1,000	1,007
Total liabilities	66,158	66,178

Shareholders' equity:
Preferred stock: no par value per share; 1,000,000 shares
authorized; no shares issued
Common stock: no par value; $.10 stated value per share;
12,500,000 shares authorized; and 6,420,851 and
6,392,220 shares issued, respectively	642	639
Additional paid-in capital	51,269	50,971
Retained earnings	62,641	49,369
Accumulated other comprehensive income	(1,989)	(3,376)
Total shareholders' equity	112,563	97,603
	$178,721	$163,781